UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2020

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	RBCN	The Nasdaq Stock Market LLC
Preferred Share Purchase Right

Item 1.01 Entry into a Material Definitive Agreement

On February 26, 2020, Rubicon Technology, Inc. (“Rubicon” or “Seller”) entered into a Real Estate Sale Contract (the “Agreement) with the Batavia Park District, an Illinois municipal corporation (“Purchaser”). Pursuant to the Agreement, Rubicon agrees to sell, and Purchaser agrees to purchase from Seller, Rubicon’s interest in that parcel of real property commonly known as Fox Valley Business Park, Lot 101, Batavia, Illinois 60510, (the “Property”) consisting of permanent index number 12-27-428-016.

The closing of the sale of the Property is subject to certain conditions precedent that have a very high degree of uncertainty. Rubicon believes that it is more likely than not that the sale of the Property pursuant to the Agreement will be not consummated.

This transaction is subject to a vote by the residents of Batavia on a referendum to approve the borrowing of money to purchase the land and construct a sports facility (the “Vote”), the successful borrowing of funds (“Bond Financing”), various potential zoning changes and other significant conditions. There is currently no anticipated closing date. The Company has agreed to sell the Property for Nine Hundred Twenty-One Thousand Four Hundred One Dollars ($921,401) and it expects its net proceeds, if the sale is consummated, after the payment of fees, real estate taxes, brokerage and legal fees, transfer and withholding taxes and other expenses to be approximately Eight Hundred Fifty Thousand ($850,000).

Deposits

The Purchaser has made a Sixty Thousand Dollar ($60,000) initial earnest money deposit with the escrow agent (“Initial Earnest Money Deposit”). The Initial Earnest Money Deposit shall be non-refundable; however, it shall be credited towards the Purchase Price at Closing or forfeited to the Seller as provided in the Agreement.

Within five (5) business days after the Vote, if the residents approve the borrowing, Purchaser shall deposit with the escrow agent an additional Thirty Thousand Dollars ($30,000) (“Additional Earnest Money Deposit #1”). The Additional Earnest Money Deposit #1 shall be non-refundable and shall be credited towards the Purchase Price at Closing or forfeited to the Seller as provided in the Agreement.

In the event Purchaser’s Bond Financing is not completed by May 31, 2020, and Purchaser opts to continue with the purchase, Purchaser shall pay directly to Seller a fee of Thirty Thousand Dollars ($30,000) (“Contract Extension Fee #1”). The Contract Extension Fee #1 shall be non-refundable and shall not be credited towards the Purchase Price.

If Purchaser, is unable or unwilling to complete the Bond Financing, then Purchaser may terminate the Agreement and amounts of Earnest Money on deposit with the escrow agent shall be tendered to the Seller.

In the event Purchaser’s acquisition and successful closing is not completed by July 20, 2020, Purchaser may extend the condition period until August 14, 2020, with a payment of Thirty Thousand Dollars ($30,000.00) (“Contract Extension Fee #3”). Contract Extension Fee #3 shall be non-refundable and shall not be credited towards the Purchase Price. In the event that Purchaser’s extension of the condition period until August 14, 2020 is as a result of the failures of the Seller, Purchaser shall articulate such failure in written Notice to the Seller and shall not be required to make the Contract Extension Fee #3 payment. Notwithstanding the foregoing, if Purchaser, is unable or unwilling to complete the purchase, then Purchaser may terminate the Agreement and amounts of Earnest Money on deposit with the escrow agent shall be tendered to the Rubicon.

In the event Purchaser has not successfully completed re-zoning of the Property for “recreational use” as set forth in the Agreement by July 6, 2020, and Purchaser opts to continue with the purchase, Purchaser shall pay directly to Seller a fee of Thirty Thousand Dollars ($30,000.00) (“Contract Extension Fee #2”). Contract Extension Fee #2 shall be non-refundable and shall not be credited toward the Purchase Price. Notwithstanding the foregoing, if Purchaser is unable or unwilling to complete the re-zoning, then Purchaser may terminate the Agreement and amounts of Earnest Money on deposit with the escrow agent shall be tendered to the Seller.

Conditions Precedent

Due Diligence

The following are conditions precedent (“DD Conditions”), which must be satisfied fully or waived in writing by Purchaser on or before March 17, 2020 before Purchaser is obligated to purchase the Property. The DD Conditions must remain satisfied (if not waived) as of the closing. If for any reason the Purchaser determines that the site is not satisfactory, or certain other conditions in the Agreement are not met, on or before March 17, 2020, the Purchaser may terminate the Agreement upon written notice to Seller without cost or penalty to either party (except as provided the Agreement), and the Agreement shall be null and void at which time the escrow agent shall be directed to tender the Initial Earnest Money to the Seller and such amounts shall be retained by Seller. In the event that Purchaser does not terminate this Contract, upon written notice to the Seller, on or before March 17, 2020, the DD Conditions set for in the Agreement shall be deemed waived by the Purchaser. Purchaser shall be reasonable in making all determinations and opinions to satisfy the DD Conditions. The DD Conditions are:

Purchaser has completed all physical assessments of the property and obtained any and all environmental and/or use assessments of the Property prepared by consultants approved by Purchaser, including, but not limited to, subsurface soil analysis, flood hazard determinations, Phase One environmental site assessment, confirmation of availability/use of utilities and geothermal energy systems, and the results thereof are satisfactory to Purchaser.

Purchaser has obtained a preliminary title report from the Title Company on the Property, and has determined that the Property is not subject to any title exceptions that would impede the development or contemplated use of the Property other than current taxes not delinquent, covenants, conditions and restrictions of record, and those title exceptions approved by Purchaser in writing.

Purchaser has reviewed all existing building code violations, leases, insurance policies, management agreements, employment agreements, vendor agreements and any other agreements and/or reports related to the Property and the results are satisfactory to Purchaser.

The title company is unconditionally prepared to issue to Purchaser or its nominee, at Closing, an ALTA Owner’s Policy in the full amount of the purchase price, insuring fee simple title to the Property to be vested in Purchaser or its nominee, together with extended coverage and any endorsements requested by Purchaser.

Purchaser’s Board of Commissioners has authorized and approved the Agreement.

Bond Referendum/Lot 102 Closing/Zoning

The following are other conditions precedent (“Other Conditions”), which must be satisfied fully or waived in writing by Purchaser before Purchaser is obligated to purchase the Property. The Other Conditions must remain satisfied (if not waived) as of the closing. If for any reason any Other Conditions set forth the Agreement are not met, the Purchaser may terminate the Agreement upon written notice to Seller without cost or penalty to either party (except as otherwise provided in the Agreement), and the Agreement shall be null and void at which time the escrow agent shall be directed to tender all the Earnest Money Deposit to the Seller and such amounts shall be retained by Seller. In the event that Purchaser does not terminate the Agreement, upon written notice to the Seller, on or before certain dates set forth in the Agreement, the Other Conditions set forth in the Agreement shall be deemed waived by the Purchaser. The Other Conditions are:

Successful passage by voter approval of the bond referendum scheduled for March 17, 2020, enabling Purchaser to procure and finance bonds for the acquisition of the Property.

Purchaser’s successful issuance of the bond(s) for the acquisition of the Property after approval of the referendum on or before May 31, 2020.

Purchaser successfully obtaining all the necessary approval from the City of Batavia for re-zoning and use of the Property for its intended use as “recreational use” on or before July 6, 2020. The parties agree to cooperate with one another in the re-zoning process for the Property and any other necessary zoning changes or variance regarding the Fox Valley Business Park.

Purchaser’s successful acquisition and closing of the purchase of the Property on or before July 20, 2020.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The closing of the sale of the Property is subject to certain conditions precedent that have a very high degree of uncertainty. Rubicon believes that it is more likely than not that the sale of the Property pursuant to the Agreement will be not consummated.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Real Estate Sale Contract, dated as of February 26, 2020, between Rubicon Technology, Inc. and the Batavia Park District, an Illinois municipal corporation (“Purchaser”) for the purchase that parcel of real property commonly known as Fox Valley Business Park, Lot 101, Batavia, Illinois 60510.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated: February 27, 2020	By:	/s/ Timothy E. Brog
	Name:	Timothy E. Brog
	Title:	Chief Executive Officer

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